Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-259160 on Form S-8 of GrandSouth Bancorporation of our report dated March 31, 2022, relating to the consolidated financial statements of GrandSouth Bancorporation, which appear in this Annual Report on Form 10-K of GrandSouth Bancorporation for the year ended December 31, 2021.

/s/ Elliott Davis, LLC

Greenville, South Carolina

March 31, 2022